EXHIBIT 99.1

CapitalSource Stockholders Overwhelmingly Approve Merger With PacWest Bancorp

LOS ANGELES, Jan. 13, 2014 (GLOBE NEWSWIRE) -- CapitalSource Inc. (NYSE:CSE) stockholders have overwhelmingly approved the Agreement and Plan of Merger ("Merger Agreement"), dated July 22, 2013, with PacWest Bancorp. At a special meeting held earlier today in Los Angeles, California, the Merger Agreement was approved by 98% of stockholders who cast their ballots.

"We are very pleased that CapitalSource shareholders have demonstrated their very strong support for the planned merger with PacWest Bancorp and we look forward to closing the transaction later in the first quarter, once the required regulatory approvals are received," said James J. Pieczynski, CapitalSource CEO.

About CapitalSource:

CapitalSource Inc. (NYSE:CSE), through its wholly owned subsidiary CapitalSource Bank, makes commercial loans to small and middle-market businesses nationwide and offers depository products and services in 21 retail branches in southern and central California. CapitalSource, headquartered in Los Angeles, had total assets of $8.8 billion and total deposits of $6.1 billion as of September 30, 2013. For more information, visit www.capitalsource.com.

CONTACT: Investor Relations:
         Dennis Oakes
         Senior Vice President, Investor Relations
         & Corporate Communications
         (212) 321-7212
         doakes@capitalsource.com

         Media Relations:
         Michael Weiss
         Director of Communications
         (301) 841-2918
         mweiss@capitalsource.com